Exhibit 99.1

Destination Maternity Strengthens Balance Sheet

- Secures 5-year $25 million term loan to repay existing term loan -

- Extends Wells Fargo revolving credit agreement -

Moorestown, N.J., February 1, 2018 - Destination Maternity (NASDAQ: DEST) announced today that it has taken significant steps to strengthen its balance sheet and enhance its financial capacity and flexibility. The Company has entered into a new five-year $25 million senior secured term loan facility with Pathlight Capital LLC and Wells Fargo Bank, N.A. The new $25 million term loan will bear interest at LIBOR + 9.0% per annum. Proceeds will be used to repay the Company’s existing term loan due March 2021. In addition, the Company and Wells Fargo have agreed to extend the Company’s current revolving credit facility to be coterminous with the new term loan, as well as other modifications which will give the Company increased borrowing flexibility moving forward. The Company has initially drawn $22.5 million of the term loan and has a Company option, subject to certain conditions, to draw an additional $2.5 million. Once the term loan is fully drawn, the Company expects these arrangements will yield in excess of $10 million of additional borrowing availability going forward.

Melissa Payner-Gregor, Interim Chief Executive Officer of Destination Maternity, commented, “We are pleased to complete this financing as it enhances our borrowing capacity and increases the Company’s financial flexibility to implement its strategy to deliver long term profitable growth. We believe our ability to enter into this new term loan agreement on favorable terms is a powerful testament to the strength of our brands, the Company’s positioning as the leader in maternity apparel, and the confidence the investment and lender community has in the Company’s strategic plan. We appreciate the continued support of Wells Fargo, as well as the addition of Pathlight as our new lead term loan lender.”

In connection with the new term loan financing, Guggenheim Securities, LLC acted as sole lead arranger and Pepper Hamilton LLP acted as the Company’s legal advisor.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 28, 2017, Destination Maternity operates 1,147 retail locations in the United States, Canada and Puerto Rico, including 501 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of October 28, 2017, Destination Maternity has 208 international franchised locations, including 16 standalone stores operated under one of the Company’s nameplates and 192 shop-in-shop locations.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding financing arrangements and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

CONTACT:	Allison Malkin

Caitlin Morahan

ICR, Inc.

DestinationMaternityIR@icrinc.com

203-682-8225